Exhibit 99.1


  GeoPetro Resources Company Updates Activity on Seberaba #1 Well in
             Bengara-II Block, East Kalimantan, Indonesia


    SAN FRANCISCO--(BUSINESS WIRE)--June 13, 2007--GeoPetro Resources Company ("GeoPetro" or the "Company") (AMEX:GPR) (TSX: GEP.S) today issued an update on the progress of the drilling of its Seberaba #1 exploration well in the Bengara-II Block, onshore East Kalimantan, Indonesia. GeoPetro owns 12% of Continental-GeoPetro (Bengara-II) Ltd. ("CGB2") which in turn owns the rights to explore for and develop oil and gas in the Bengara-II Block under a production sharing contract.

    Drilling operations have reached the halfway mark and the well is currently drilling below 2,000 meters on its way to a planned total depth of 4,000 meters. Some promising oil shows in the drill cuttings have been noted above the first of four reservoir target horizons in the Meliat, Tabalar, Tempilan, and Sujau formations, all of which are expected to be encountered below 2,400 meters.

    The well is expected to encounter and test sandstones of the Meliat Formation first. The Seberaba #1 well is positioned to test this reservoir interval on a 4-way dip closed dome on the northern end of a large growth fault structure. Meliat sandstones produce oil in fields 25 miles north of the Seberaba #1 well location. They also flowed 19 million cubic feet per day of high BTU content gas and 600 barrels per day of condensate at the Muara Makapan-1 discovery well, which was drilled in 1988 and is located in our Bengara-II Block some 9 miles north of Seberaba #1.

    The well's second target is porous limestone reefs of the Tabalar Formation which can be observed on seismic and are located in an ideal position to receive and trap oil generated from a nearby hydrocarbon generating "kitchen area."

    Lastly, the Seberaba #1 will test for sandstone reservoirs in the Tempilan Formation and again in the Sujau Formation near total planned well depth. CGB2 geologists have observed both formations in outcrop to the west of the Bengara-II Block where each exhibits both organic rich shales conducive to hydrocarbon generation, and porous sandstones ideal as reservoirs. At the Seberaba #1 location seismic data indicates these formations will be penetrated in a fault closed rollover which should serve as an effective trap.

    The Tempilan and Sujau Formations prospects that will be tested at Seberaba #1 are of a very similar, look-alike geology to the recent and nearby Tulip oil discovery and to the Aster Field. The Aster Field is located offshore about 40 miles northeast of the Seberaba #1. ENI reported last month that its Aster #4 appraisal well flowed 5,000 barrels of oil per day of 28 API gravity oil. ENI also reported last month a new oil discovery of "significant size" 10 miles north of Aster Field at their Tulip-1 wildcat. ENI holds 4 production sharing contract blocks adjacent to and east of CGB2's Bengara-II Block. Exploration activity in the Tarakan Basin is heating up, driven by these successes and it is hoped the Seberaba #1 will continue the trend. In the event of a successful test of the Seberaba #1, CGB2 has already selected 3 appraisal drilling locations on the Seberaba structure to further delineate the discovery.

    GeoPetro is an independent oil and natural gas company headquartered in San Francisco, California. GeoPetro currently has projects in the United States, Canada, Indonesia and Australia. GeoPetro has developed a producing property in its Madisonville Project in Texas. Elsewhere, GeoPetro has assembled a geographically diversified portfolio of exploratory and appraisal prospects.

    Cautionary Statements

    This news release contains forward-looking information. Statements contained in this news release relating to future results, events and expectations are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks, uncertainties, scheduling, re-scheduling and other factors which may cause the actual results, performance, schedules or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, those described in the Company's Form S-1 on file with the U.S. Securities and Exchange Commission.

    No stock exchange or regulatory authority has approved or disapproved of the information contained herein. GeoPetro's common shares which trade on the Toronto Stock Exchange contain the ".S" suffix in the trading symbol indicating that the common shares are subject to trading restrictions imposed pursuant to Regulation S under the 1933 Act. In particular, the common shares which trade on the Toronto Stock Exchange may not, for a period of two years from the date of issuance, be offered or sold to persons in the United States or U.S. persons except in transactions exempt from registration under the 1933 Act. Hedging transactions involving the common shares must not be conducted unless in accordance with the 1933 Act.


    CONTACT: GeoPetro Resources Company
             Stuart J. Doshi, President & CEO, 415-398-8186 sdoshi@geopetro.com